HSBC Dynamic 5 ETF Index Supplement To Prospectus dated March 22, 2012 and Prospectus Supplement dated March 22, 2012	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-180289 Dated November 14, 2013

HSBC USA Inc. Notes Linked to the HSBC Dynamic 5 ETF Index

General

HSBC USA Inc. from time to time may offer and sell certain senior unsecured debt obligations (the “Notes”) linked to the HSBC Dynamic 5 ETF Index (the “Dynamic ETF Index” or the “Index”). The Index is the underlying measure by which we will determine the amount payable on the Notes, if any. The applicable free writing prospectus or pricing supplement will specify the specific terms of the Notes.

You should read the applicable free writing prospectus or pricing supplement, this index supplement, the accompanying prospectus supplement for Notes, Series 1 dated March 22, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus for debt securities, preferred stock, depositary shares, warrants, purchase contracts and units dated March 22, 2012 (the “Base Prospectus”) carefully before you invest in a particular issuance of the Notes.

An investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-3 of the Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the Base Prospectus, the Prospectus Supplement or any free writing prospectus or pricing supplement. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

In making your investment decision, you should rely only on the information contained or incorporated by reference in the applicable free writing prospectus or pricing supplement, this underlying supplement, any related underlying supplement, the Prospectus Supplement and Base Prospectus. The information in the applicable free writing prospectus or pricing supplement and any related underlying supplement including this underlying supplement may only be accurate as of the dates of each of these documents, respectively.

The Notes described in the applicable free writing prospectus or pricing supplement and this underlying supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. The applicable free writing prospectus or pricing supplement, any related underlying supplement including this underlying supplement and the accompanying Prospectus Supplement and Base Prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement, “HSBC,” “we,” “us” and “our” refer to HSBC USA Inc., unless the context requires otherwise.

The HSBC Dynamic 5 ETF Index

Below is a description of the material terms of the Index. The information contained herein is furnished as a matter of information only. Fluctuations in or levels of the Index that have occurred in the past are not necessarily indicative of fluctuations in or closing levels of the Index that may occur over the term of the Notes. Neither the Issuer nor any of its affiliates makes any representation as to the performance of the Index.

1. Index Overview

The Dynamic ETF Index was developed and is maintained by the HSBC Global Markets businesses of HSBC Bank plc (the “Index Sponsor”). The Index is calculated by Quantitative Techniques, a division of Euromoney Trading Limited (“QT”) (the “Index Calculation Agent”), in accordance with the rules for the Index (the “Index Rules”) that are summarized in this Index Summary. The Index Rules are comprised of six documents, each an “Index Terms Module”: (1) the U.S. Base Terms Module; (2) the U.S. Asset Terms Module (Equities); (3) the HSBC Dynamic 5 ETF Index Series Index Terms Module; (4) the Index Calculation Module (Allocation); (5) the Index Calculation Module (Risk-Controlled Portfolios); and (6) the Supporting Terms Module (Equities and Multi-Asset). The Index Terms Modules in effect as of the date of this document are summarized in, but not incorporated by reference into, this document.

The Dynamic ETF Index is a notional rules-based dynamic strategy that tracks the returns of a dynamic portfolio of eleven exchange-traded funds (each, an “ETF Constituent”), with dividends reinvested, in excess of the returns of a notional Cash Investment, less Index fees.

The ETF Constituents represent a diverse range of asset classes and geographic regions which are categorized into separate investment categories (each, an “Investment Category”) as set out in the table below. A fixed weight (the “Asset Class Weight”) is allocated to each ETF Constituent such as that the sum of the Asset Class Weights of the ETF Constituents in each Investment Category is equal to 100%:

Investment Category	ETF Name	Bloomberg Ticker	Asset Class Weight
Developed Equities	SPDR® S&P 500® ETF Trust	SPY	50%
	iShares® Russell 2000 ETF	IWM	25%
	iShares® MSCI EAFE ETF	EFA	25%
Developed Bonds	iShares® 20+ Year Treasuries Bond ETF	TLT	50%
	iShares® iBoxx $ Investment Grade Corporate Bond ETF	LQD	35%
	iShares® iBoxx $ High Yield Corporate Bond ETF	HYG	15%
Emerging Markets	iShares® MSCI Emerging Markets ETF	EEM	70%
	iShares® JP Morgan USD Emerging Markets Bond ETF	EMB	30%
Real Assets	iShares® U.S. Real Estate ETF	IYR	25%
	SPDR® Gold Shares	GLD	75%
Inflation	iShares® TIPS ETF	TIP	100%

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2. Construction of the ETF Baskets from Investment Categories

From the Investment Categories outlined in Section 1 (Index Overview), five baskets are constructed (the “ETF Baskets”) with varying weights to each Investment Category (the “Category Weights”). Each basket represents a different investment theme, as follows:

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Consequently, the weights of the ETF Constituents (the “ETF Weights”) in each of the ETF Baskets are as follows:

ETF Weights Table

Constituent	1 Event Risk / Defensive Focus ETF Basket	2 Fixed Income Focus ETF Basket	3 Equity Focus ETF Basket	4 Developed Market Focus ETF Basket	5 Emerging Market Focus ETF Basket
Developed Equities:
SPDR® S&P 500® ETF Trust (SPY)	5%	10%	20%	15%	2.5%
iShares® Russell 2000 ETF (IWM)	2.5%	5%	10%	7.5%	1.25%
iShares® MSCI EAFE ETF (EFA)	2.5%	5%	10%	7.5%	1.25%
Developed Bonds:
iShares® 20+ Year Treasury Bond ETF (TLT)	17.5%	20%	10%	15%	10%
iShares® iBoxx $ Investment Grade Corporate Bond ETF (LQD)	12.25%	14%	7%	10.5%	7%
iShares® iBoxx $ High Yield Corporate Bond ETF (HYG)	5.25%	6%	3%	4.5%	3%
Emerging Markets:
iShares® MSCI Emerging Markets Index (EEM)	7%	3.5%	10.5%	14%	35%
iShares® JP Morgan USD Emerging Markets Bond ETF (EMB)	3%	1.5%	4.5%	6%	15%
Real Assets:
iShares® U.S. Real Estate ETF (IYR)	6.25%	5%	5%	2.5%	3.75%
SPDR® Gold Shares (GLD)	18.75%	15%	15%	7.5%	11.25%
Inflation:
iShares® TIPS ETF (TIP)	20%	15%	5%	10%	10%

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3. Investment Strategy

Overview

The Dynamic ETF Index follows a “risk-controlled momentum strategy” approach by selecting, each month, the ETF Basket with the highest six-month risk-controlled return. The Index uses the (annualized) volatility of daily returns of each of the five ETF Baskets over specified periods as risk measures to create five corresponding risk-controlled portfolios. Each such portfolio is a dynamic mix of the ETF Basket and a notional Cash Investment, and each month, the portfolio with the highest historical six-month performance is selected to calculate the level of the Dynamic ETF Index on each day.

Steps in the Calculation of the Index

In order to calculate the level of the Index on each Index Valuation Date, the Index Calculation Agent performs the following steps:

1.	First, the Index Calculation Agent calculates the ETF Basket Price Return Level, which represents the price return of each of the five ETF Baskets (see section 4(c)(i) (Calculation of ETF Basket Price Return Levels)).

2.	Using the ETF Basket Price Return Levels as the basis, the Index Calculation Agent calculates the total return of each ETF Basket, which is represented by the ETF Basket Levels (see section 4(c)(ii) (Calculation of Total Return ETF Basket Levels)).

3.	The Index Calculation Agent then determines the ETF Basket Weighting in respect of each ETF Basket, and the weighting of a notional Cash Investment, with a view of controlling the volatility of each ETF Basket (see section 3(a) (Determination of ETF Basket Weightings)).

4.	The Index Calculation Agent then uses that ETF Basket Weighting and the ETF Basket Level for each ETF Basket to calculate the Risk-controlled Portfolio Level for each ETF Basket (see section 4(b) (Calculation of the Risk-Controlled Portfolio Levels)). Each risk-controlled ETF Basket is referred to as a “Risk-controlled Portfolio” or a “Portfolio.”

5.	Then, the Index Calculation Agent uses the Risk-controlled Portfolio Level for each Portfolio to determine, on a monthly basis, which Portfolio has the highest six-month risk-controlled return. The Portfolio with such highest return is allocated Target Weight of 100%, whereas all other Portfolios are allocated Target Weight of 0% (see section 3(b) (Determination of Target Weights of each Risk-controlled Portfolio)).

6.	Finally, the Index Calculation Agent calculates the level of the Dynamic ETF Index by reference to the Risk-controlled Portfolio Level for each Portfolio and their Target Weights, over the 1-month USD LIBOR interest rate, less the Index Fee (see section 4(a) (Calculation of the HSBC Dynamic ETF Index)).

For this Index, an “Index Valuation Date” shall mean any day on which the value of each ETF Constituent is scheduled to be published.

3(a). Determination of ETF Basket Weightings in Risk-Controlled Portfolios

The weight allocated to (i) the ETF Basket (the “ETF Basket Weighting”) and (ii) the notional Cash Investment is determined daily such that the volatility of the resulting dynamic Portfolio is controlled. The ETF Basket Weighting for each ETF Basket is determined by calculating the historical volatility of such ETF Basket over a short period of 20 days, the “Short Reference Volatility”, and a longer period of 120 days, the “Long Reference Volatility” according to the following formula:

where n equals 20 (for Short Reference Volatility) and 120 (for Long Reference Volatility) respectively; and

the ETF Basket Level i for Index Valuation Date t-j and Index Valuation Date t-j-1 respectively, as described further below.

The ETF Basket Weighting of each ETF Basket is the lower of the weightings in the following tables corresponding to the Short Reference Volatility and Long Reference Volatility (“Short Weighting” and “Long Weighting” respectively) for the corresponding Portfolio.

The weighting of a notional Cash Investment in respect of each Portfolio is equal to: 100% minus the ETF Basket Weighting of each corresponding ETF Basket.

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Short Reference Volatility Table

Short Reference Volatility	Short Weighting
Less than or equal to 5%/100%	100%
Greater than 5%/100% and less than or equal to 5%/90%	90%
Greater than 5%/90% and less than or equal to 5%/80%	80%
Greater than 5%/80% and less than or equal to 5%/70%	70%
Greater than 5%/70% and less than or equal to 5%/60%	60%
Greater than 5%/60% and less than or equal to 5%/50%	50%
Greater than 5%/50% and less than or equal to 5%/40%	40%
Greater than 5%/40% and less than or equal to 5%/30%	30%
Greater than 5%/30% and less than or equal to 5%/20%	20%
Greater than 5%/20% and less than or equal to 5%/10%	10%
Greater than 5%/10%	0%

Long Reference Volatility Table

Long Reference Volatility	Long Weighting
Less than or equal to 7%/100%	100%
Greater than 7%/100% and less than or equal to 7%/90%	90%
Greater than 7%/90% and less than or equal to 7%/80%	80%
Greater than 7%/80% and less than or equal to 7%/70%	70%
Greater than 7%/70% and less than or equal to 7%/60%	60%
Greater than 7%/60% and less than or equal to 7%/50%	50%
Greater than 7%/50% and less than or equal to 7%/40%	40%
Greater than 7%/40% and less than or equal to 7%/30%	30%
Greater than 7%/30% and less than or equal to 7%/20%	20%
Greater than 7%/20% and less than or equal to 7%/10%	10%
Greater than 7%/10%	0%

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3.(b) Determination of the Target Weights of each Risk-Controlled Portfolio

On June 30, 2008 (the “Base Date”), and subsequently on the last Index Valuation Date of each month thereafter (each, a “Rebalance Calculation Date”), the Risk-controlled Portfolio with the highest historical performance (“Period Return”) over the most recent 6-month period is calculated and selected as set out below.

First, the Index Calculation Agent calculates the arithmetic average of the Portfolio Levels (as defined below) for each Portfolio (the “Average Portfolio Level”) for the last 20 Index Valuation Dates (excluding the Rebalance Calculation Date). The Period Return for each Portfolio is then calculated as the ratio of that Average Portfolio Level and the Average Portfolio Level as of the Rebalance Calculation Date which occurred 6 months earlier.

The rebalancing of the Index takes place on the current Rebalance Calculation Date and the immediately following Index Valuation Date as follows:

Day 1 (Rebalance Calculation Date t):

(i)	the Portfolio selected at the previous Rebalance Calculation Date (the “Current Portfolio”) will be allocated a target weight of 50% (from 100%) (the “Target Weight”),
(ii)	the Portfolio with the highest Period Return as of the current Rebalance Calculation Date (the “Selected Portfolio”) will also be allocated a Target Weight of 50%,

For the avoidance of doubt, if the Portfolios determined in steps (i) and (ii) refer to the same single Portfolio, its Target Weight remains 100% on the then current Rebalance Calculation Date.

(iii)	all other Portfolios will be allocated a Target Weight of 0%,

Day 2 (Index Valuation Date t+1):

(iv)	the Selected Portfolio will be allocated a Target Weight of 100%,
(v)	all other Portfolios will be allocated a Target Weight of 0%.

In the unlikely scenario that one Portfolio has an identical Period Return to another, the Portfolio corresponding to the ETF Basket with the lowest number according to the table of ETF Weights set out above will be the Selected Portfolio.

4. Calculation of Index Level

4.(a) Calculation of the HSBC Dynamic 5 ETF Index Level

The level of the Index (the “Index Level”) is determined each day by tracking the daily returns of the Current Portfolio (or the Selected Portfolio) above the returns of a notional Cash Investment and subtracting the index fee of 0.50% per annum.

Unless a Market Disruption Event has occurred and is continuing, the Index Level will be calculated by the Index Calculation Agent for each Index Valuation Date from January 30, 2009 (the “Base Index Start Date”) onwards.

On the Base Index Start Date, the Dynamic ETF Index was equal to 100.00. The Dynamic ETF Index comprised notional holdings in the Risk-controlled Portfolio for the Emerging Market Focus ETF Basket, with the relevant ETF Basket Weighting calculated in accordance with section 3 (Investment Strategy) above.

For each Index Valuation Date t the Index Level for the Dynamic ETF Index is calculated according to the following formula:

where:

It-1 means the Index Level in respect of the Index Valuation Date immediately preceding Index Valuation Date t,

Index Fee equals 0.50%,

equals the number of days between (and including) Index Valuation Date t and (excluding) Index Valuation Date t-1, and where:

the Target Weight (as defined section 3(b) (Determination of Target Weights of each Risk-Controlled Portfolio) above) on Index Valuation Date t-1 for Portfolio i,

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the Portfolio Levels of Portfolio i for Index Valuation Date t and Index Valuation Date t-1 respectively, as described further below, and the 1-month USD LIBOR rate (the “Cash Rate”) for Index Valuation Date t-1.

The Index Level will be published to four decimal places.

4.(b) Calculation of the Risk-Controlled Portfolio Levels

On the Base Date, the level of each Risk-controlled Portfolio was equal to 100.00. The ETF Basket Weightings were calculated as described in section 3 (Investment Strategy) above.

For each Portfolio i, on each Index Valuation Date t from the Base Date onwards its level (the “Portfolio Level”) is calculated according to the following formula:

where:

the ETF Basket Level for ETF Basket i for Index Valuation Date t and Index Valuation Date t-1 respectively, as further described below, and the ETF Basket Weighting (as defined in section 3 (Investment Strategy) above) for ETF Basket i on Index Valuation Date t-1 for Portfolio i.

4.(c) Calculation of the ETF Basket Levels

On January 2, 2008 (the “ETF Level Start Date”), the the level of each ETF Basket (each, an “ETF Basket Level”) was equal to 100.00 with the ETF Weights as set out in the ETF Weights Table above.

The ETF Basket Levels are first calculated on a price return basis, excluding dividends (the “ETF Basket Price Return Levels”). Dividends are then added to the ETF Basket Price Return Levels to calculate the total return ETF Basket Levels as follows:

(i) Calculation of ETF Basket Price Return Levels

For each Index Valuation Date t from the ETF Level Start Date onwards, the ETF Basket Price Return Level for any ETF Basket will be calculated according to the following formula:

where:

the ETF Weight of ETF Constituent j in ETF Basket i, as specified in the ETF Weights Table,

the ETF Level Start Date or the most recent Rebalance Calculation Date up to (and excluding) Index Valuation Date t, whichever is later, and the closing level of ETF Constituent j (the “Constituent Level”), as published by the relevant exchange, for Index Valuation Date t and Index Valuation Date respectively.

(ii) Calculation of Total Return ETF Basket Levels

The ETF Basket Level is then calculated for each Index Valuation Date t from the ETF Level Start Date onwards by adding back dividends, as set out below:

where:

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the ETF Basket Price Return Level for ETF Basket i for Index Valuation Date t and Index Valuation Date t-1 respectively,

means the aggregate amount of dividend income in respect of all ETF Constituents in ETF Basket i for Index Valuation Date t. The amount of dividend income for each ETF Constituent is expressed as a percentage and is applied to the relevant ETF Constituent Amount:

where

the gross amount of dividends per share for ETF Constituent j in respect of Index Valuation Date t.

5. Index Disruptions

5.(a) Cash Asset Rate Disruption

If the Index Calculation Agent determines that a Cash Asset Disruption Event has occurred in respect of a Cash Asset Rate (one-month USD LIBOR, as further described below) (an “Affected CAR”), then the Index Calculation Agent may, at the direction of the Index Committee:

(i)	replace the Affected CAR with an alternative Cash Asset Rate that has been announced by the respective sponsor of such alterative Cash Asset Rate as constituting a successor Cash Asset Rate to the Affected CAR, provided that such alternative Cash Asset Rate (i) is comprised of identical or substantially similar underlying components as the Affected CAR and (ii) uses similar formulas and methods of calculation as the Affected CAR (any such alternative Cash Asset Rate, a “Successor CAR”);
(ii)	replace the Affected CAR with an alternative Cash Asset Rate that, although not a Successor CAR, (i) is intended to provide a substantially similar investment exposure as the Affected CAR and(ii) uses similar formulas and methods of calculation as the Affected CAR (any such alternative Cash Asset Rate, a “Substitute CAR”);
(iii)	postpone (A) the determination of the Cash Asset Rate and (B) the determination and publication of the levels of the Index; or
(iv)	if the Index Calculation Agent decides that none of the steps in (i) to (iii) is appropriate, it may terminate the Index.

In the event that a Successor CAR or a Substitute CAR has been identified as described in paragraph (i) or (ii) above, the Index Calculation Agent shall make such adjustments in calculating the level of the Index as are necessary to avoid distortive effects on the level of the Index caused by a different calculation methodology of the Successor CAR or Substitute CAR.

For purposes of this Index:

“Cash Asset Disruption Event” means, in respect of the relevant Index Valuation Date and as determined by the Index Calculation Agent:

(a)	the Cash Asset Rate is not available for any reason;
(b)	as a result of lack of liquidity in the relevant interbank market or otherwise, the relevant Cash Asset Rate does not reflect the relevant costs of funding of the Index Sponsor; or
(c)	there is any other disruption which disrupts the ability of market participants to effect transactions or obtain quotes in respect of the Cash Asset Rate.

“Cash Asset Rate” is a rate equal to 1 month USD LIBOR, as set out on Bloomberg screen US0001M Index.

“Index Committee” means the HSBC Global Markets Indices and Strategies Governance Committee, a committee established by the Global Markets division of HSBC Bank plc.

5.(b) Extraordinary Fund Event

If an Extraordinary Fund Event has occurred and is continuing with respect to any ETF Constituent (an “Affected ETF”), the Index Sponsor may either (i) terminate the Index or (ii) direct the Index Calculation Agent to make any of the following modifications:

(a)	replace the Affected ETF with an alternative exchange traded fund (an “ETF”) that has been announced by the respective sponsor of such alternative ETF as constituting a successor ETF to the Affected ETF, provided that such alternative ETF (i) is comprised of identical or substantially similar underlying constituents as the Affected ETF and (ii) uses similar formulas and methods of calculation as the Affected ETF (any such alternative ETF, a “Successor ETF”);

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(b)	replace the Affected ETF with an alternative ETF that, although not a Successor ETF, (i) is intended to provide a substantially similar investment exposure as the Affected ETF and (ii) uses similar formulas and methods of calculation as the Affected ETF (any such alternative ETF, a “Substitute ETF”);
(c)	to the extent that no Successor ETF or Substitute ETF is available or if the Index Committee does not direct that any such ETF be utilized, the Index Calculation Agent may remove the Affected ETF from the Index and either (i) reallocate the remaining ETF Constituents proportionally or (ii) allocate the remaining ETF Constituents non-proportionally, in each case, in a manner that most closely replicates the profile of the relevant ETF Baskets before removal of the Affected ETF; or
(d)	to the extent that no Successor ETF or Substitute ETF is utilized, and to the extent that no reallocation is utilized, the Index Calculation Agent may terminate the Index.

In the event that a Successor ETF or a Substitute ETF is utilized as described in paragraph (a) or (b), the Index Calculation Agent shall make such adjustments in calculating the level of the Index as are necessary to avoid distortive effects on the level of the Index caused by different valuation levels or calculation methodology of the Successor ETF or Substitute ETF.

For purposes of this Index:

“Country Specific Event” means the occurrence of any of the following events:

(a)	a general moratorium is declared in respect of banking activities in the country in which any relevant Exchange is located, the ETFs are traded or in which the principal financial centre of the currency of denomination of the relevant instruments is located (each a “Relevant Jurisdiction”);
(b)	there has occurred, with respect to any security or indebtedness for money borrowed or guaranteed by any governmental, legal, monetary or regulatory authority in a Relevant Jurisdiction (a “Governmental Authority”), a default, event of default or other similar condition or event (howsoever described) including, but not limited to:
(i)	the failure of timely payment in full of principal, interest or other amounts due (without giving effect to any applicable grace periods) in respect of any such security indebtedness for money borrowed or guarantee;
(ii)	a declared moratorium, standstill, waiver, deferral, repudiation or rescheduling of any principal, interest or other amounts due in respect of any such security, indebtedness for money borrowed or guarantee; or
(iii)	the amendment or modification of the terms and conditions of payment of any principal, interest or other amounts due in respect of any such security, indebtedness for money borrowed or guarantee without the consent of all holders of such obligation.

The determination of the existence or occurrence of any default, event of default or other similar condition or event shall be made without regard to any lack or alleged lack of authority or capacity of such Governmental Authority to issue or enter into such security, indebtedness for money borrowed or guarantee;

(c)	any expropriation, confiscation, requisition, Nationalization or other action by any Governmental Authority has occurred which deprives any investor in the relevant ETF (a “Hypothetical Investor”) of all or substantially all of its assets in a Relevant Jurisdiction;
(d)	any restrictions, charges, duties or other deductions have been imposed by any applicable Governmental Authority on any dealing by any Hypothetical Investor in any ETFs listed on any exchange (or on any transactions referencing such ETFs, including but not limited to foreign exchange transactions) such that any Hypothetical Investor:
(i)	is unable to continue to purchase, sell or otherwise deal in ETFs (or to enter into, continue or complete such transactions);
(ii)	is unable to perform its obligations under any hedging transaction related to any ETF products; or
(iii)	will incur a materially increased cost in performing its obligations relating to such hedging positions;
(e)	one of the following settlement disruptions events has occurred:
(i)	an event has occurred that generally makes it impossible (or materially restricts any Hypothetical Investor’s ability) to exchange or convert the currency in which ETFs are denominated (“Local Currency”) into the currency in which the Index is denominated (the “Index Currency”) through customary legal channels for conducting such conversion;
(ii)	an event has occurred that generally makes it impossible (or materially restricts any Hypothetical Investor’s ability) to deliver the Index Currency to accounts outside the Relevant Jurisdiction;
(iii)	an event has occurred that generally makes it impossible (or materially restricts any Hypothetical Investor’s ability) to deliver the Local Currency or, where applicable, the Index Currency to accounts inside a Relevant Jurisdiction or to a party that is a non-resident of a Relevant Jurisdiction;

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(iv)	a change in applicable law or regulation or a change in the promulgation of or interpretation of such law or regulation has occurred in a Relevant Jurisdiction which may affect the ownership in and/or the transferability of the Local Currency;
(v)	any Hypothetical Investor’s ability to determine, or obtain a firm quote for, a rate at which Local Currency can be exchanged for the Index Currency, in an amount which HSBC Bank plc reasonably considers is necessary to discharge its obligations hereunder or in respect of its hedge positions relating to any relevant investment products, for any reason becomes restricted, subject to material charges or deductions, or otherwise impracticable;
(vi)	the Index Currency is otherwise unavailable in a Relevant Jurisdiction;
(vii)	reserve requirements or other currency control restrictions adversely affecting any hedging transactions relating to any relevant investment products have been introduced;
(viii)	there occurs in the Relevant Jurisdiction a declaration of national emergency, a disaster or civil unrest that would constitute a national emergency, the imposition of martial law, a declaration of war by or against such Relevant Jurisdiction, or any other such similar event; or
(f)	the occurrence of any of the following events having an adverse effect on any ETFs or the Index:
(i)	the relevant Governmental Authority has undertaken any action resulting in any of the following:
A.	the enactment, promulgation, execution, ratification or adoption of, or any change in or amendment to, any rule, law, regulation or statute (or in the applicability or official interpretation of any rule, law, regulation or statute) by any Governmental Authority;
B.	the issuance of any order or decree by any Governmental Authority;
C.	any action being taken by a taxing authority in a Relevant Jurisdiction; or
D.	the occurrence of any other act or event at any time relating to withholding or deduction for or on account of tax in relation to any hedge transaction relating to an investment product;
(ii)	the imposition of taxes on the transfer of any Index Currency out of any Relevant Jurisdiction; or
(iii)	the imposition of any taxes on any conversion of Local Currency into Index Currency.

“Delisting” means, for an ETF, the relevant Exchange announces that pursuant to the rules of such Exchange, the ETF ceases (or will cease) to be listed, traded or publicly quoted on that Exchange for any reason (other than a Merger Event or Tender Offer) and is not immediately re-listed, re-traded or re-quoted on an exchange, trading system or quotation system acceptable to the Index Calculation Agent.

“ETF Disruption Event” means with respect to an ETF or units in an ETF, in the determination of the Index Calculation Agent the occurrence or existence on any day of:

(a)	a suspension or postponement of the date as of which the relevant Exchange is scheduled to publish the Trading Price of the ETF;
(b)	the occurrence or continuation of a postponement of the determination of the net asset value (or net asset value per unit) of the ETF in accordance with the Fund Documents;
(c)	the occurrence, or continuation, of a postponement of the reporting of the net asset value (or net asset value per unit) of the ETF by the management company of the ETF, or any other entity delegated the responsibility to the publish such data in respect of the ETF;
(d)	the occurrence, or continuation of, a postponement in the ability of a market participant to trade, create, sell, convert or redeem units in the ETF (whether or not in accordance with the Fund Documents);
(e)	the occurrence, or continuation, of a postponement in the payment of any or all of the redemption proceeds relating to such units (whether or not in accordance with the Fund Documents);
(f)	a material lack of liquidity in the market for the units in the ETF, compared with the prevailing circumstances as of the date of the Index Terms Module for the relevant Index, as determined by the Index Calculation Agent; or
(g)	a material decrease in assets under management of the ETF compared with the prevailing circumstances as of the date of the Index Terms Module for the relevant Index, as determined by the Index Calculation Agent.

“Extraordinary Fund Event” means the occurrence of any of the following events in respect of an ETF or a unit or units in such ETF:

(a)	any breach, violation or material modification of the provisions of the Fund Documents including, but not limited to: the constitutive and governing documents of the ETF, the subscription (unit creation) and redemption agreements, any strategy or investment guidelines, and any other agreement entered into by the ETF and/or its service providers that is reasonably likely to affect the value of the ETF;

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(b)	the non-execution or partial execution by the ETF, for any reason, of subscription (unit creation) or redemption order in respect of any units in the ETF given by HSBC (or any of its Affiliates) or any entity that acts as a market maker for the ETF (whether or not in accordance with the Fund Documents);
(c)	the ETF:
(i)	is dissolved or has a resolution passed for its dissolution, winding-up, official liquidation (other than pursuant to a consolidation, amalgamation or merger);
(ii)	makes a general assignment or arrangement with or for the benefit of its creditors;
(iii)	either:
A.	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; or
B.	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in paragraph A. above and either (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within fifteen days of the institution or presentation thereof;
(iv)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
(v)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen days thereafter; or
(vi)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (v) above;
(d)	a Fund Service Provider of the ETF ceases to act in its specific capacity;
(e)	a material modification of the investment programme, investment objectives, investment policies, investment strategy, investment process or investment guidelines of the ETF;
(f)	the failure by the ETF to comply with any applicable reporting obligations (including, without limitation, any periodic reporting of the estimated net asset value (or net asset value per unit) of the ETF, periodic statements thereof, return numbers, composition of the ETF and the allocation of capital for the ETF, where applicable);
(g)	a material modification (other than any modifications referred to in (e) above) of the ETF (including, but not limited to, a modification of the prospectus of the ETF, its articles of association or other Fund Documents) or the occurrence of a change, or any event, materially affecting the ETF (including, but not limited to, the interruption, breakdown or suspension of the calculation of the net asset value (or net asset value per unit) of the ETF unless such interruption, breakdown or suspension is cured within two Index Valuation Dates);
(h)	a material modification of the type of assets in which the ETF invests or the trading practices of the ETF (including but not limited to a material deviation from the investment policy and investment objectives set out in the Fund Documents);
(i)	either:
(i)	the suspension of creation and/or redemptions of units in the ETF;
(ii)	the ETF repurchases or compulsorily redeems any units in the ETF; or
(iii)	the ETF imposes any restriction, charge or fee in respect of creation, redemption or issue of units in the ETF (other than any restriction, charge or fee in existence as at the date of the Index Terms Module for the Index);
(j)	the ETF, or its management company, sponsor or manager, as applicable, has its authorization or registration cancelled by any applicable regulatory authority;

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(k)	any of the Fund Service Providers to the ETF:
(i)	becoming subject to any investigation, proceeding or litigation by any relevant governmental, legal or regulatory authority involving the alleged violation of applicable law for any activities relating to or resulting from the operation of the ETF or its management company, sponsor, investment adviser or administration agent, as applicable;
(ii)	commits an act which constitutes fraud or criminal activity in the performance of its obligations in respect of the ETF;
(iii)	makes any material misrepresentation under any document in respect of the ETF; or
(iv)	announces its intention to cease the business of investment management;
(l)	the occurrence of any
(i)	reclassification or change of units in an ETF that results in a transfer of or an irrevocable commitment to transfer all of such shares outstanding;
(ii)	consolidation, amalgamation or merger of the ETF with or into another entity (other than consolidation, amalgamation or merger in which such issuer is the continuing entity and which does not result in any such reclassification or change of all of such shares outstanding); or
(iii)	other takeover offer for such shares that results in a transfer of or an irrevocable commitment to transfer all such shares (other than such shares owned or controlled by the offeror);
(m)	any ETF Disruption Event, where such ETF Disruption Event continues for a period of eight Index Valuation Dates;
(n)	any event of default (howsoever described) in respect of a counterparty with which the ETF has a material position, as determined by the Index Calculation Agent pursuant to the terms of the agreement governing that position; or
(o)	a Merger Event, Tender Offer, Delisting, Nationalization, Insolvency or a Country Specific Event has occurred, as determined by the Index Calculation Agent.

“Fund Documents” means in respect of an ETF, the constitutional documents in the form of a prospectus, information memorandum, trust deed or any other analogous documentation setting forth the terms, conditions and rights related to each unit, each as may be amended and supplemented from time to time.

“Fund Service Provider” means, in respect of any ETF, any person who is appointed to provide services, directly or indirectly, for that ETF, whether or not specified in the Fund Documents, including any sponsor, fund advisor, fund administrator, operator, management company, depository, custodian, prime broker, administrator, trustee, registrar and transfer agent and any other person specified as such in the related Fund Documents.

“Merger Event” means, in respect of an ETF which is an ETF Constituent, any:

(a)	reclassification or change of such units in that ETF that results in a transfer of or an irrevocable commitment to transfer all of such units outstanding to another entity or person;
(b)	consolidation, amalgamation, merger or binding share exchange of the issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the ETF is the continuing entity and which does not result in reclassification or change of all of such units outstanding);
(c)	takeover offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding units of the ETF that results in a transfer of or an irrevocable commitment to transfer all such units (other than such units owned or controlled by such other entity or person); or
(d)	consolidation, amalgamation, merger or binding share exchange of the ETF with or into another entity in which the ETF is the continuing entity and which does not result in a reclassification or change of all such units outstanding but results in the outstanding units (other than units owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding units immediately following such event.

“Nationalization” means that all the relevant ETF Constituent or all or substantially all of the assets of the ETF Constituent are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10% and less than 100% of the outstanding voting shares of the relevant ETF Constituent, as the case may be, as determined by the Index Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Index Calculation Agent deems relevant.

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5.(c) Corporate Actions

If a Share Adjustment Event (as defined below) has occurred in respect of an ETF, the Index Calculation Agent can only exercise its discretion in accordance with Article 8 (Corporate Actions) of the Supporting Terms Module (Equities & Multi-Asset) (which forms part of the Index Rules), as summarized below.

For any Index referencing one or more ETFs, in the event of a corporate action occurring that triggers a Share Adjustment Event for a specific ETF Constituent, the Index Calculation Agent may, in accordance with Section 3 (Share Adjustment Events) of the Asset Terms Module (Equities) (which forms part of the Index Rules), make modifications to the Index calculation by adjusting the Constituent Level of the relevant ETF Constituent and, if necessary, adjusting the ETF Weight.

These adjustments will be applied to the calculation of the Index Level for the Index Valuation Date on which the relevant ETF Constituent’s Share Adjustment Event is made effective (the “Ex-Date”), or, if that date is not an Index Valuation Date, the immediately following Index Valuation Date.

The Index Calculation Agent will implement these adjustments in three steps:

(1)	it shall determine the Price Adjustment Factor (as set out in Article 8 (Corporate Actions) of the Supporting Terms Module (Equities & Multi-Asset)) required to reflect the change in share price attributable to a Share Adjustment Event for an affected ETF Constituent. If no Share Adjustment Event has occurred, then the Price Adjustment Factor equals one for that ETF Constituent;
(2)	it shall apply the Price Adjustment Factor to the Constituent Level of that ETF Constituent for the Index Valuation Date immediately preceding the Ex-Date in order to calculate a new Constituent Level (the “Adjusted Constituent Level”); and
(3)	it shall determine if the Share Adjustment Event involves a change in the share capital of the unit in an ETF and, if so, calculate new ETF Weights (the “Adjusted ETF Weights”) for the Index Valuation Date immediately preceding the Ex-Date for all ETF Constituents of the Index by applying the Price Adjustment Factor to the affected ETF Constituent and also determining and applying a Divisor Adjustment Factor to the ETF Weights for all ETF Constituents of the Index.

The newly calculated Adjusted Constituent Level for the relevant ETF Constituent and Adjusted ETF Weights for all ETF Constituents replace the unadjusted Constituent Level and ETF Weights in respect of the Index Valuation Date immediately preceding the Ex-Date for the purposes of calculating the Index Level of the Index on the Ex-Date. If multiple Share Adjustment Events have the same Ex-Date, Price Adjustment Factors will be calculated for each Share Adjustment Event and applied in succession on that Ex-Date, or, if the Ex-Date is not an Index Valuation Date, the immediately following Index Valuation Date.

If the Index Calculation Agent determines that a Share Adjustment Event is included in the list of events listed in Article 8 (Corporate Actions) of the Supporting Terms Module (Equities & Multi-Asset), any such Share Adjustment Event shall be deemed to be an Extraordinary Fund Event and Section 6 (Additional Provisions for ETFs) of the U.S. Asset Terms Module (Equities) shall apply accordingly. Such Section 6 is summarized above in section 5(b) (Extraordinary Fund Events).

For the purposes of the Index:

“Share Adjustment Event” means, in respect of an ETF or a unit in such ETF which, in each case, is an ETF Constituent, any of the following:

(a)	a subdivision, consolidation or reclassification of the relevant units (unless it has resulted in a Merger Event) or a free distribution or dividend of any such units to existing holders by way of bonus, capitalization or similar issue;
(b)	a distribution, issue or dividend to existing holders of the relevant units in the ETF of:
(i)	such unit in the ETF; or
(ii)	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the ETF equally or proportionately with such payments to holders of such unit; or
(iii)	share capital or other securities of another issuer as a result of a “spin-off” or other similar transaction, or
(iv)	any other type of securities, rights or warrants or other assets, in any case for payment (in cash or in other consideration) at less than the prevailing market price as determined by the Index Calculation Agent;
(c)	any extraordinary or bonus dividend or other cash distribution where such dividend or distribution exceeds 10% of the last cum-dividend Constituent Level of such ETF;
(d)	a call by the ETF in respect of any unit in the ETF that is not fully paid;
(e)	a repurchase by the ETF or any of its affiliates of any units in that ETF whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

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(f)	in respect of the ETF, an event that results in any shareholder rights being distributed, or becoming separated from shares of common stock or other shares of the capital stock of the ETF pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value as determined by the Index Calculation Agent;
(g)	any redemption of shareholder rights referred to in (f) above; or
(h)	any other event that may have, in the opinion of the Index Calculation Agent, a dilutive, concentrative or other effect on the theoretical value of the units in that ETF.

5.(d) Index Market Disruption Events

If the Index Calculation Agent determines that an Index Market Disruption Event has occurred, then:

(a)	if such day would otherwise be a Rebalance Calculation Date or an Index Valuation Date immediately following such Rebalance Calculation Date (each, an “Index Rebalancing Date”), the Index Calculation Agent shall, following consultation with the Index Sponsor, either:
(i)	determine that such day shall still be the Index Rebalancing Day, in which case the Index Calculation Agent shall determine the level of the Index on such day (A) by making any determinations and/or adjustments to the Index Rules for an Index as the Index Calculation Agent determines appropriate by reference to the prevailing market conditions and such other factors as the Index Calculation Agent determines appropriate in order to rebalance or reconstitute the relevant Index and (B) by taking into account any amendments or modifications (if any) to the Index Rules for an Index as the Index Sponsor determines appropriate and as notified to the Index Calculation Agent by the Index Sponsor; or
(ii)	determine that such day shall not be the Index Rebalancing Day, but it shall be such other day as the Index Calculation Agent shall select, in which case no rebalancing or reconstituting (however described) of the Index or determination of the level of an Index shall be made on what would otherwise have been that Index Rebalancing Day; and
(b)	if such day is an Index Valuation Date but would not otherwise be an Index Rebalancing Day, the Index Calculation Agent shall, following consultation with the Index Sponsor either:
(i)	determine the level of the Index on such day (A) by making any determinations and/or adjustments to the Index Rules for an Index as the Index Calculation Agent determines appropriate by reference to the prevailing market conditions and such other factors as the Index Calculation Agent determines appropriate in order to rebalance or reconstitute the relevant Index and (B) by taking into account any amendments or modifications (if any) to the Index Rules for an Index as the Index Sponsor determines appropriate and as notified to the Index Calculation Agent by the Index Sponsor; or
(ii)	determine that no level of that Index shall be determined for such day.

“Index Market Disruption Event” means, with respect to an ETF or a unit in an ETF which, in each case, is an ETF Constituent:

(a)	the occurrence or existence on any Trading Day either (x) during the one half hour period before the Scheduled Closing Time for the Exchange in respect of such ETF is listed, as determined by the Index Calculation Agent, or (y) at any time during the regular trading session on any Exchange or Related Exchange without regard to after hours trading or any other trading outside of the regular trading session hours on such day:
(i)	of any suspension of or limitation imposed on trading (whether by reason of movements in price exceeding limits permitted by any Exchange or any Related Exchange or otherwise):
a)	on any Exchange as a whole; or
b)	on any Related Exchange, of any options contracts or futures contracts on, or relating to, that ETF; or
c)	on any Exchange, of that ETF; or
(ii)	of any event that disrupts or impairs (as determined by the Index Calculation Agent) the ability of market participants in general to effect transactions in relation to or to obtain market values for any units in the relevant ETF on any relevant Exchange or to effect transactions in or obtain market values for options contracts or futures contracts on or relating to that ETF on any relevant Related Exchange; or
(b)	the closure on any Trading Day of any Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or such Related Exchange, as the case may be, at least one hour prior to the earlier of:

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(i)	the actual closing time for the regular trading session on such Exchange or such Related Exchange on such Trading Day; and
(ii)	the submission deadline (if applicable) for orders to be entered into such Exchange or such Related Exchange system for execution at the Relevant Time on such Trading Day; or
(c)	a general moratorium is declared in respect of banking activities in the country in which any Exchange is located,

in each case, if, in the determination of the Index Calculation Agent, any of the foregoing is material.

“Exchange” means, in relation to an ETF Constituent, the exchange or trading system or quotation system on which units in such ETF are listed or quoted, as determined by the Index Calculation Agent.

“Related Exchange” means, in respect of an ETF Constituent, any exchange, trading system or quotation system on which options contracts or futures contracts on such ETF Constituent are traded, as determined by the Index Calculation Agent.

“Scheduled Closing Time” means, in relation to an Exchange or Related Exchange and a Trading Day, the scheduled weekday closing time of such Exchange or Related Exchange on such Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Trading Day” means, as determined by the Index Calculation Agent:

(a)	for the purposes of determining what should be an Index Rebalancing Day, a day which is both an Index Valuation Date and a day on which all the relevant Exchange(s) are scheduled to be open for trading for its/their regular trading sessions; and
(b)	for all other purposes, a day which is both an Index Valuation Date and a day on which any Exchange and/or any Related Exchange is scheduled to be open for its regular trading session.

5.(e) Data Error or Data Disruption

If, in respect of any information which is used by the Index Calculation Agent to make any determination or calculation relevant to the Index, the Index Calculation Agent determines at any time subsequent to such determination or calculation that the source of such information has issued a correction, or has otherwise amended or modified the relevant information in a way that would have materially affected the relevant determination or calculation, the Index Calculation Agent may in its discretion make such redetermination or recalculation in respect of the Index and retrospectively adjust the level of the Index in respect of the period from the original determination or calculation to the time of such redetermination or recalculation to take account of such redetermination or recalculation.

In the event of a Data Disruption, the Index Calculation Agent shall use reasonable endeavours to source data from alternative sources with the aim of publishing the level of an Index as soon as reasonably practicable. The Index Calculation Agent will not publish the level of the Index until the relevant Data Disruption is over or until it acquires the required data from an alternative source.

“Data Disruption” means any disruption relating to the manner that the Index Calculation Agent receives or otherwise acquires information which is necessary to make any determination or calculation relevant to the Index, including, without limitation, a failure of electronic data delivery by data providers which normally send such data to the Index Calculation Agent, unavailability of electronic or internet access to data obtained from an online source, or a disruption of any of the Index Calculation Agent's data systems rendering data inaccessible to processes which are required to calculate the level of any Index or otherwise make any relevant determinations.

5.(f) Index Maintenance

(a)	Amendments and Modifications to the Index Rules

The Index Sponsor may make such amendments or modifications to the Index Rules in order:

A.	to preserve the intended commercial purpose of the Index, or to ensure the continuation of the Index following the Index Calculation Agent ceasing, or advising that it will cease, for any reason, to calculate the Index, where such amendment or modification is of a formal, minor or technical nature; or
B.	to correct any manifest or proven error, or to cure, correct or supplement any ambiguity or defective provision contained in the Index Rules.

Following the amendment or modification of the Index Rules, the Index Sponsor will prepare a revised version of the Index Rules and such revised version will be made available by the Index Sponsor upon request.

(b)	Suspension and Termination of the Index

The publication and maintenance of the Index is discretionary. The Index Sponsor may suspend or terminate the publication of the Index at any time including, without limitation, in accordance with the terms of the Index Rules as summarised above. In the event that the Index is suspended or terminated, the Index Sponsor accepts no responsibility for any losses incurred by any party whether incidental or consequential which arise out of any reliance on the continued existence and publication of the Index.

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(c)	Regulatory Disruption Event

If the Index Sponsor determines that a Regulatory Disruption Event has occurred, and that the circumstance described in clause (i), (ii) or (iii) of the definition thereof is material, the Index Sponsor may terminate the publication of the Index.

In determining what is "material", the Index Sponsor may have regard to such circumstances as it deems appropriate including, but not limited to, how the relevant circumstance described in (i), (ii) or (iii) of the definition of Regulatory Disruption Event which has occurred would impair or have an impact on the ability of HSBC Bank plc and/or any of HSBC Group entities to enter into hedging transactions in relation to any investment product, if any such entity were to do so.

"Regulatory Disruption Event" means, if either HSBC Bank plc and/or any HSBC Group entity in respect of an ETF Constituent (whether or not as a holder of such ETF Constituent), the Cash Asset Rate or the Index, either:

A.	is or becomes or would become, as the case may be, subject to any legal and/or regulatory reporting and/or disclosure requirements and/or any legal and/or regulatory restrictions; or
B.	is or becomes or would become, as the case may be, subject to the imposition of any taxes, duty, withholding, deduction or other charge; or
C.	is or becomes or would become, as the case may be, at any time and in the absence of any available exemptions, restricted from dealing in such ETF Constituent or the Cash Asset Rate pursuant to regulatory or legal obligations or internal policies which policies are designed to comply with regulatory or legal obligations applicable to HSBC Bank plc and/or any of HSBC Group entities.

Additional Important Information

Index Rules

The description of the Index and methodology included in this document is based on rules formulated by HSBC Bank plc (the “Rules”). The Rules, and not this description, will govern the calculation and constitution of the Index and other decisions and actions related to their maintenance. The Rules in effect as of the date of this document are available at:

HSBC DYNAMIC 5 ETF INDEX SERIES INDEX TERMS MODULE:

http://www.mail.hsbcnet.com/dynamic5/hsbc-dynamic-5-etf-index-terms.pdf

INDEX CALCULATION MODULE (ALLOCATION):

http://www.mail.hsbcnet.com/dynamic5/hsbc-index-calculation-allocation.pdf

INDEX CALCULATION MODULE (RISK CONTROLLED PORTFOLIOS):

http://www.mail.hsbcnet.com/dynamic5/index-calculation-module-risk-controlled-portfolio.pdf

SUPPORTING TERMS MODULE (EQUITIES AND MULTI-ASSET):

http://www.mail.hsbcnet.com/dynamic5/hsbc-indices-supporting-terms-module-equities-and-multi-asset.pdf

U.S. ASSET TERMS MODULE (EQUITIES):

http://www.mail.hsbcnet.com/dynamic5/hsbc-index---us-asset-terms-module-equities.pdf

U.S. BASE TERMS MODULE:

http://www.mail.hsbcnet.com/dynamic5/hsbc-dynamic-5---us-base-terms.pdf

None of these websites is incorporated by reference into this document.

The Index is the intellectual property of HSBC Bank plc, and HSBC Bank plc reserves all rights with respect to its ownership of the Index. The Index is reported by Bloomberg L.P. under the ticker symbol “HSIED5UE”.

Data Providers

Neither the Index Sponsor, nor the Index Calculation Agent, nor any of their respective affiliates has any relationship with, is affiliated with or receives compensation from any organizations that have created or published or provided the information that serves as a reference for the Index (collectively the “Data Providers”). Neither the Index Sponsor, nor the Index Calculation Agent, nor any of their respective affiliates assumes any responsibility for the unavailability or miscalculation of, or any error or omission in, any of the rates used to make any determination in respect of the Index, the Risk-controlled Portfolios or the ETF Baskets (collectively, the “Indices”). None of the Data Providers sponsors, endorses or promotes the Index or any investment products which reference the Indices.

Underlying ETFs

The Indices and the Notes are not sponsored, endorsed, sold or promoted by any ETF, any ETF manager or the affiliates of any such ETF or ETF manager (collectively, the “Publisher”). The Publisher shall not be liable (whether as a result of negligence or otherwise) to

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any person for any error in any information relating to such ETF and the Publisher is under no obligation to advise any person of any error therein. The Publisher does not make any representation or warranty, express or implied, to the prospective investors or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular.

Neither the Index Sponsor nor the Index Calculation Agent shall have any liability to the investors in the Notes for any act or failure to act by any ETF or ETF manager in connection with any information produced by any ETF or ETF manager relevant to the Notes. Neither the Index Sponsor nor the Index Calculation Agent has any affiliation with or control over any ETF or ETF manager or any control over the computation, composition or dissemination of any data produced by any ETF or ETF manager or the management processes of any ETF. The only relationship the Publisher has with the Index Sponsor is as licensee (the “Licensee”) regarding the licensing of certain trademarks and trade names of the Publisher. The Publisher is not responsible for and neither has participated in the determination of the timing of, prices at, or quantities of the Notes to be offered or issued or in the determination or calculation of the equation by which the Notes are to be converted into cash or otherwise disposed of. The Publisher does not have any obligation or liability in connection with the administration, marketing or trading of the Notes.

Although the Index Sponsor will obtain information concerning various ETFs or ETF managers from publicly available sources it believes reliable, it will not undertake any independent review of, or make any due diligence inquiry with respect to, this information.

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Descriptions of the ETF Constituents

We have derived all information contained in this document regarding the ETFs included in the Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.

1. Information Relating to the SPDR® S&P 500® ETF Trust

Information provided to or filed with the SEC by the SPDR® S&P 500® ETF Trust (the “SPY”), pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov.

Description of the SPDR® S&P 500 ETF Trust (the “SPY”)

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the SPY and the component stocks of the S&P 500® Index, State Street Bank and Trust Company (“SSBTC”), as trustee of the SPY, adjusts the holdings of the SPY from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the SPY at least monthly or more frequently in the case of significant changes to the S&P 500® Index. Any change in the identity or weighting of a component stock will result in a corresponding adjustment to the prescribed holdings of the SPY effective on any day that the New York Stock Exchange is open for business following the day on which the change to the S&P 500® Index takes effect after the close of the market.

Description of the S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. S&P may from time to time in its sole discretion, add companies to or delete companies from, the S&P 500® Index to achieve these objectives.

2. Information Relating to the iShares® MSCI EAFE ETF

Information provided to or filed with the SEC by iShares®, Inc. (“iShares®”) pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov.

Description of the iShares® MSCI EAFE ETF (the “EFA”)

The EFA pursues a “representative sampling” strategy in attempting to track the performance of the MSCI EAFE® Index, and generally does not hold all of the equity securities held by the MSCI EAFE® Index. The EFA invests in a representative sample of securities in the MSCI EAFE® Index, which have a similar investment profile as the MSCI EAFE® Index. BlackRock Fund Advisors (“BFA”), the investment adviser of the EFA, will generally invest at least 90% of its assets in the securities of the MSCI EAFE® Index and depository receipts based on securities of the MSCI EAFE® Index, and may invest the remainder of its assets in securities not held by the MSCI EAFE® Index, but which BFA believe will help the EFA track the MSCI EAFE® Index.

Description of the MSCI EAFE® Index

The MSCI EAFE® Index is published by MSCI Inc. (“MSCI”) as an equity benchmark for its international stock performance. The MSCI EAFE® Index includes securities from Europe, Australasia and the Far East and, as of June 18, 2013, consisted of the following 22 developed market country indexes or regions: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

3. Information Relating to the iShares® 20+ Year Treasury Bond ETF

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov.

Description of the iShares® 20+ Year Treasury Bond ETF (the “TLT”)

The TLT seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury market as defined by the Barclays Capital U.S. 20+ Year Treasury Bond Index (the “20+ Treasury Index”). BFA, the investment adviser of the TLT, uses a “passive” or indexing approach to try to achieve the

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investment objective of the TLT. The TLT does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

The TLT may or may not hold all of the securities in the 20+ Treasury Index. The TLT generally invests at least 90% of its assets in the bonds included in the 20+ Treasury Index and at least 95% of its assets in U.S. government bonds. The 20+ TLT may invest up to 10% of its assets in U.S. government bonds not included in the 20+ Treasury Index, but which BFA believes will help the TLT track the 20+ Treasury Index. The TLT also may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Description of the 20+ Treasury Index

The 20+ Treasury Index measures the performance of public obligations of the U.S. Treasury. The 20+ Treasury Index is market capitalization weighted, includes all publicly issued U.S. Treasury securities that meet the criteria for inclusion and is rebalanced once a month on the last calendar day of the month. The U.S. Treasury securities included in the Barclays 20+ Treasury Index must have a remaining maturity of greater than 20 years, are rated investment grade (at least Baa3 by Moody’s Investors Service, Inc.) and have $150 million or more of outstanding face value. In addition, the securities must be denominated in U.S. dollars and must be fixed-rate and non-convertible. Certain special issuances, such as state and local government series bonds and coupon issues that have been stripped from assets already included, are excluded from the 20+ Treasury Index.

do not reflect complete data for the second calendar quarter of 2013.

4. Information Relating to the iShares® Russell 2000 ETF

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov.

Description of the iSHARES® Russell 2000 ETF (the “IWM”)

The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. BFA, the investment adviser of the IWM, uses a “passive” or indexing approach to try to achieve the IWM’s investment objective. Unlike many investment companies, the IWM does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued. BFA will generally invest at least 90% of its assets in the securities of the Russell 2000® Index and depository receipts based on securities of the Russell 2000® Index, and may invest the remainder of its assets in securities not held by the Russell 2000® Index, but which BFA believe will help the IWM track the Russell 2000® Index.

Description of the Russell 2000® Index

The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2000® Index is constructed to provide a comprehensive and unbiased small-cap barometer and is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set.

5. Information Relating to the iShares® iBoxx $ Investment Grade Corporate Bond ETF

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Description of the iSHARES® iBoxx $ Investment Grade Corporate Bond ETF (the “LQD”)

The LQD seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of a segment of the liquid U.S. investment grade corporate bond market as defined by the iBoxx® $ Liquid Investment Grade Index (the “Investment Grade Bond Index”). BFA, the investment adviser of the LQD, uses a “passive” or indexing approach to try to achieve the investment objective of the LQD. The LQD does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

The LQD may or may not hold all of the securities in the Investment Grade Bond Index. The LQD generally invests at least 90% of its assets in securities of the Investment Grade Bond Index and at least 95% of its assets in investment grade corporate bonds. The LQD also may invest in bonds not included in the Investment Grade Bond Index, but which BFA believes will help the LQD track the Investment Grade Bond Index. The LQD may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by BFA.

Description of the Investment Grade Bond Index

The Investment Grade Bond Index is designed to reflect the performance of the U.S. dollar investment-grade corporate bond market. The Investment Grade Bond Index is market-value weighted with an issuer cap of 3%. The Investment Grade Bond Index consists of

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investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and with an average rating of investment grade from Fitch Ratings, Moody’s Investor Service and Standard & Poor’s Rating Services.

6. Information Relating to the iShares® iBoxx $ High Yield Corporate Bond ETF

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Description of the iSHARES® iBoxx $ High Yield Corporate Bond ETF (the “HYG”)

The HYG seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the U.S. dollar-denominated liquid high yield corporate bond market as defined by the iBoxx® $ Liquid HY Index (the “HY Index”). BFA, the investment adviser of the HYG, uses a “passive” or indexing approach to try to achieve the investment objective of the HYG. The HYG does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

The HYG may or may not hold all of the securities in the HY Index. The HYG generally invests at least 90% of its assets in the bonds of the HY Index. However, the HYG may at times invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA, as well as in bonds not included in the HY Index, but which BFA believes will help the HYG track the HY Index.

Description of the HY Index

The HY Index is designed to reflect the performance of the U.S. dollar-denominated liquid high yield corporate bond market. The HY Index is market-value weighted with an issuer cap of 3%.The HY Index consists of sub-investment grade U.S. dollar-denominated bonds issued by corporate issuers from developed countries and with an average rating of sub-investment grade from Fitch Ratings, Moody’s Investor Service and Standard & Poor’s Rating Services.

7. Information Relating to the iShares® MSCI Emerging Markets ETF

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov.

Description of the iShares® MSCI Emerging Markets ETF (the “EEM”)

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI to represent the performance of equity securities in selected emerging markets countries.

The EEM uses a representative sampling strategy to try to track the MSCI Emerging Markets Index. BFA, the investment adviser of the EEM, will generally invest at least 90% of its assets in the securities of the MSCI Emerging Markets Index and depository receipts based on securities of the MSCI Emerging Markets Index, and may invest the remainder of its assets in securities not held by the MSCI Emerging Markets Index, but which BFA believes will help the EEM track its Underlying Index. The EEM also may invest its other assets in securities not in the MSCI Emerging Markets Index, including futures contracts, options on futures contracts, options on futures contracts and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Description of the MSCI Emerging Markets Index

The MSCI Emerging Markets Index is published by MSCI and is intended to be a free float-adjusted average of the U.S. dollar values of all the equity securities (the “Component Securities”) constituting the MSCI indices for the selected countries. The MSCI Emerging Markets Index has a base date of December 31, 1987. As of November 2013, the MSCI Emerging Markets Index consisted of the following 20 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

8. Information Relating to the iShares® JP Morgan USD Emerging Markets Bond ETF

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.

Description of the iShares® JP Morgan USD Emerging Markets Bond ETF (the “EMB”)

The EMB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the JPMorgan EMBI Global Core Index (the “EMBIG Core Index”).

Description of the EMBIG Core Index

The EMBIG Core Index is a broad, diverse U.S. dollar-denominated emerging markets debt benchmark which tracks the total return of actively traded external debt instruments in emerging market countries. The methodology is designed to distribute the weight of each

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country within the EMBIG Core Index by limiting the weights of countries with higher debt outstanding and reallocating this excess to countries with lower debt outstanding.

As of September 30, 2012, the EMBIG Core Index consisted of the following 35 countries: Argentina, Belarus, Brazil, Bulgaria, Chile, China, Colombia, Croatia, the Dominican Republic, Egypt, El Salvador, Hungary, Indonesia, Iraq, the Ivory Coast, Kazakhstan, Latvia, Lebanon, Lithuania, Malaysia, Mexico, Panama, Peru, the Philippines, Poland, Romania, Russia, Serbia, South Africa, Sri Lanka, Turkey, the Ukraine, Uruguay, Venezuela and Vietnam. As of September 30, 2012, the EMBIG Core Index’s five highest weighted countries were Brazil, Russia, Turkey, Mexico and the Philippines.

9. Information Relating to the iShares® U.S. Real Estate ETF

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Description of the iShares® U.S. Real Estate ETF (the “IYR”)

The IYR seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM. Thus, the IYR will be concentrated in the U.S. real estate industry. The Dow Jones U.S. Real Estate IndexSM is calculated, maintained and published by Dow Jones Indexes, a joint venture between CME Group, Inc. and Dow Jones Company.

The IYR generally invests at least 90% of its assets in securities in the Dow Jones U.S. Real Estate IndexSM and in depository receipts representing securities of the Dow Jones U.S. Real Estate IndexSM. The IYR may invest the remainder of its assets in securities not included in the Dow Jones U.S. Real Estate IndexSM, but which BFA, the investment adviser of the IYR, believes will help the IYR track the Dow Jones U.S. Real Estate IndexSM, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Description of the Dow Jones U.S. Real Estate IndexSM

The Dow Jones U.S. Real Estate IndexSM is a float-adjusted capitalization-weighted, real-time index that provides a broad measure of the U.S. real estate securities market. The index consists of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. Because the components are traded in the stock market, the Dow Jones U.S. Real Estate IndexSM is simple and transparent, and the data are readily accessible. REIT prices are excellent proxies for market valuations of U.S. commercial property (i.e. hotels, office buildings, industrial sites, shopping centers, and apartment complexes). REIT price dynamics closely mirror changing trends in leasing rates for commercial property, as well as movements in commercial real estate valuations arising from vacancies, development costs, and property transaction values. In addition, the index measures in part the level of pure speculation in the real estate market by gauging liquid exposure to real estate securities that do not require ownership of actual properties

10. Information Relating to the SPDR® Gold Shares

Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Exchange Act can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov.

Description of the SPDR® Gold Shares (the “GLD”)

The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the expenses of the GLD’s operations. The GLD holds gold bars. The shares of the GLD (the “Shares”) are designed for investors who want a cost-effective and convenient way to invest in gold.

The GLD holds gold bars and from time to time issues baskets in exchange for deposits of gold and distributes gold in connection with redemptions of baskets. The investment objective of the GLD is for the Shares to reflect the performance of the price of gold bullion, less the GLD’s expenses. The Shares represent units of fractional undivided beneficial interest in and ownership of the GLD.

11. Information Relating to the iShares® TIPS ETF

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.

Description of the iShares® TIPS Bond (the “TIP”)

The TIP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index (Series-L) (the “Barclays TIPS Index”). Inflation-protected public obligations of the U.S. Treasury (“TIPS”) are securities issued by the U.S. Treasury that are designed to provide inflation protection to investors. TIPS are income-generating instruments the interest and principal payments of which are adjusted for inflation — a sustained increase in prices that erodes the purchasing power of money. The inflation adjustment, which is typically applied monthly to the principal of the bond, follows a designated inflation index, the consumer price index. A fixed coupon rate is

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applied to the inflation-adjusted principal so that as inflation rises, both the principal value and the interest payments increase. This can provide investors with a hedge against inflation, as it helps preserve the purchasing power of an investment. Due to this inflation adjustment feature, inflation-protected bonds typically have lower yields than conventional fixed-rate bonds.

Description of the Barclays TIPS Index

The Barclays TIPS Index measures the performance of inflation-protected securities issued by the U.S. Treasury. The Barclays TIPS Index is market capitalization weighted, includes all publicly issued U.S. inflation-protected securities that meet the criteria for inclusion and is rebalanced once a month on the last calendar day of the month. TIPS are indexed to the non-seasonally adjusted Consumer Price Index for All Urban Consumers, or the CPI-U.

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